Exhibit 99.4

Curtin University of Technology	Molecular Pharmacology (USA) Limited
Influence of trace elements on the TNF-α suppression of an anti-arthritic cream

Heather Benson*, Prue Hart#, Andrew Barker** Maud Eijkenboom***
*School of Pharmacy, Curtin University of Technology, GPO Box U1987, Perth, WA 6845, Australia
#Telethon Institute for Child Health Research, Perth, W.Australia
**West Australian Institute for Medical Research, Perth, W. Australia
***Molecular Pharmacology Limited (USA), Australian division, Perth, W. Australia

INTRODUCTION
An extract of the anti arthritic Thermalife Cream (AUSTR 27419) anti-contains 13 trace elements (Table 1). Diffusion studies were undertaken to assess the permeability of human epidermis to the trace elements (exps.1 and 2, Fig. 1). Non-penetrating trace elements were discarded from the test formula (T2), and compared with the original formula (T1) for in vitro antiinflammatory efficacy (TNF-α secretion in LPS-challenged human monocytes).

Figure Excluded Fig.1: Franz-type Diffusion cell
Table 1: Concentration (μg/g) of trace elements in T1.	RESULTS
Zinc was the only trace element to penetrate the human epidermis significantly ( Exp.1: 0.59 [T1] vs 0.22 [control]; Exp.2: 0.039 [T1] vs 0.02 [control]). Both formulations strongly suppressed LPSinduced TNF-α secretion. T2 with zinc only was more effective than T1 (Treat: F2,12=57.13, p<0.0001; LPS: F1,12=245.47, p<0.0001; Treat by LPS: F2,12=70.01, p<0.0001).
Metallic Species	Concentration in T1
Nickel sulphate heptahydrate	0.52 μg/g
Sodium fluoride	1.2 μg/g
Cupric sulphate	1.0 μg/g
Zinc Chloride	2.35 μg/g
Ammonium molybdate	0.35 μg/g
Cobaltous chloride hexahydrate	1.0 μg/g
Ferrous sulfate	10 0 μg/g
Manganese sulfate	1.82 μg/g
Magnesium sulfate heptahydrate	4.0 μg/g
Sodium gold chloride	1.75 μg/g
Ammonium vanadate	0.0012 μg/g
Potassium chromate	0.0105 μg/g
Boric acid	1.15 μg/g

METHODS
Exps.1 and 2: Human epidermis was mounted in vertical Franz type diffusion cells (stratum corneum facing up). T1 cream (n=4) or no cream (n=4) was applied to the donor compartment of diffusion cells, with PBS in the receptor compartment (3.0ml; stirred continuously at 37[o]C). 240 Min after administration the receptor fluid was analysed for presence of metal ions by ICP-MS. A replication study (exp. 2) used a different skin donor.
Exp. 3: Human monocyte cultures (10% FCS, 5% CO2) were either stimulated with 500ng/ml LPS (E.coli 0111:B4,) or not in the presence of 10% T1, 10% T2, or no treatment. 24 Hours after incubation, culture media were collected, centrifuged, and assayed (cytokine ELISA). Statistical analyses used a Treat by LPS ANOVA (p < 0.05).

Figure Excluded

Fig. 2: Suppression of TNF-α secretion in LPS-challenged human monocytes, measured in triplicate 24hrs after treatment with 10% T1 (13 trace elements), 10% T2 (zinc chloride), or no treatment.

CONCLUSION
In the T1 cream base, zinc was the only trace element that could penetrate human epidermis in vitro. The efficacy of Thermalife extracts to reduce LPS-stimulated human monocyte TNF-α secretion in vitro was retained and enhanced in a formulation with only zinc chloride as trace element.